Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2025 with respect to the consolidated financial statements of Abacus Global Management, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in this Prospectus/Offer to Exchange and Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Prospectus/Offer to Exchange and Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
July 15, 2025